SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 15

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2024

Regenicin, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-146834	27-3083341
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10530 Discovery Dr., Las Vegas, NV	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 211-6348

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 8 – Other Events

Item 8.01	Other Events

In its year-end evaluation of corporate operations, the board of directors conducted a cost-benefit analysis of the Company’s current business plan. The evaluation, supported by a senior staff and attorney presentation, and followed by an informal poll of several large shareholders, the board considered several specific changes in the Company’s activities and direction going forward into 2025.

The first determination of the board, described herein, was to file a Form 15 with the Securities and Exchange Commission to provide notice of the Company’s intention to cease filing reports under the Securities Exchange Act of 1934 (‘34 Act’). As the company was at all times a voluntary filer with fewer than the required number of registered shareholders and had never subjected itself through a Form 8A or Form 10 to the 34 Act filing requirements, such a filing described herein is merely a notification to shareholders that the Company would no longer be filing 34 Act annual and quarterly reports.

This decision of the board was based on several factors. First, the Company was and has already been four years behind in its 34 Act filings, and was facing its fifth year of failing to be current. As previously reported, the Company has been working on these past-due filings, but has, to date, been unable to complete the necessary audit processes. It is not clear how long or when the Company would have been able to generate the past filings; however, the costs in both time and money so far has become significant, and has resulted in a substantial drain on staff and management time, resulting in an extensive deviation from achieving the Company’s business goals. Ceasing further 34 Act filing efforts will, in the board’s view, provide immediate relief in this regard.

Second, the board assessed the benefits of generating current 34 Act filings against the cost of their completion and maintaining them going forward, and found those benefits wholly inadequate. The main and possibly only advantage to the Company at this time would be to potentially allow its shareholders with free trading shares to resume trading on an electronic exchange. Unfortunately, this would not happen automatically upon completion of all past due filings. Applications by licensed professionals would still need to be made with FINRA or one of the exchanges and the Company would need to process and defend such an application to completion. An evaluation of the ability of the Company in its current development stage to engage the appropriate parties and sustain such an application to completion suggested that our shareholders would at best be given the opportunity to trade electronically on a lower-level exchange after a 6-month review and with limited, if any, market marker support. As a result, any market for the Company’s stock would be at a very low trading volume and relatively low trading price per share.

The board did not see any benefit of obtaining additional funding at this time through public market sources.

As a result, the board decided to focus the Company’s resources on the development of its NovaDerm cultured skin manufacturing process with the intent, as previously reported, to complete its IND application with the FDA and begin clinical trials in 2025. Once this process has been successfully completed, the value of the Company and its product can be appropriately established, providing the Company and its shareholders with a true return on investment. Management believes that the successful completion of a clinical trial will increase the value of the Company’s common stock and allow the Company multiple future opportunities and benefits for its shareholders.

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To avoid unnecessary confusion, the board would like shareholders to know that the action of discontinuing further 34 Act filings does not change any shareholder’s interest in the Company. Each shareholder will retain the same number and percentage of common shares following the filing of this Form 15 notice as prior.

In the meantime, beginning the first quarter 2025, the board will begin providing its shareholders with simplified regular reports on the progress of its business plan and operations through the mails and its website as required of all private companies.

This report will be followed immediately by the aforementioned Form 15 notice which will be the Company’s last public report under this filing regime. Please notes that future reports will be published on the Company’s website at www.regenicin.com.

Shareholders and investors with questions should contact Scott Blow at 800-211-6348 with any questions or inquiries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regenicin, Inc.

/s/ Randall E. McCoy

Randall E. McCoy, CEO

Date: 12-20-24

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